Exhibit 99.1

Contacts:	Media	Investors
	Stephen Cohen	Brian Blackman
	347 489-6602	702 407-6330

Caesars Entertainment, Caesars Entertainment Operating Co. Provide Update on Term Sheet with Creditors Groups
LAS VEGAS, Sept. 28, 2016 -- Caesars Entertainment Operating Company, Inc. ("CEOC") and its Chapter 11 debtor subsidiaries (collectively, the "Debtors") today provided the Bankruptcy Court with a report on the term sheet that has been proposed to provide the basis for a revised plan of reorganization for the Debtors (the "Revised Plan of Reorganization").
Caesars Entertainment Corporation (NASDAQ: CZR) ("Caesars Entertainment") and representatives of most of CEOC's major creditor groups have confirmed their support for the term sheet. The term sheet provides that the parties will negotiate definitive support agreements and the Revised Plan of Reorganization in good faith through the close of business on September 30th, a process which could extend beyond such date. CEOC reported that the parties are working diligently on those documents, and advised the Bankruptcy Court that a further hearing may be necessary to address whether any proposed adjustments to the plan confirmation timetable are warranted if the definitive support agreements are agreed to and executed and the Revised Plan of Reorganization is agreed to and filed.
Also today, the Bankruptcy Court scheduled a hearing for October 4th to consider a request that the Debtors intend to make for a stay of certain litigation pending against Caesars Entertainment. That litigation is presently stayed through October 5th. Assuming a Revised Plan of Reorganization is agreed upon and definitive support agreements are entered into, it is expected that most of CEOC's major creditor groups will support the anticipated stay request. In addition, an appeal of the Bankruptcy Court's previous denial of a requested stay of such litigation is scheduled for argument on October 5th in the United States District Court for the Northern District of Illinois. If the Bankruptcy Court does not grant CEOC's request for a stay on October 4th, and subsequently, CEOC is unsuccessful in its appeal on October 5th, such litigation would resume. Summary judgment hearings in such litigation are scheduled in United States District Court for the Southern District of New York on October 6th, and in Delaware Chancery Court on October 7th. Further information regarding such litigation can be found in Caesars Entertainment's SEC filings.
The Revised Plan of Reorganization, if agreed and filed with the Bankruptcy Court, will be subject to a formal creditor vote and confirmation by the Bankruptcy Court. The completion of CEOC's restructuring under the Revised Plan of Reorganization will be subject to numerous conditions, including regulatory approval, completion of definitive documentation implementing the Revised Plan of Reorganization and consummation of the merger between Caesars Entertainment and Caesars Acquisition Company (Nasdaq: CACQ).
About Caesars Entertainment Corporation
Caesars Entertainment Corporation (CEC) is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. The Company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. CEC's portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
Forward Looking Statement
This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as, "likely", "assuming" , "could", "expect" and "forecast" or the negative or other variations thereof or comparable terminology.   These statements relate to, among other things, the confirmation received from  representatives of CEOC's major creditor groups, future actions that may be taken by CEC and others with respect thereto and consummation of a consensual restructuring of the Debtors.  These forward-looking statements are based on current expectations and projections about future events.
You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of CEC may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange: CEC's ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the CEOC restructuring as necessary, CEC's financial obligations exceeding or becoming due earlier than what is currently forecast and risk associated with the CEOC restructuring and related litigation.